CODE OF ETHICS

OF

THE OLSTEIN FUNDS

AND

OLSTEIN CAPITAL MANAGEMENT, L.P.

(Amended and Restated on December 12, 2007)

PREAMBLE

This Code of Ethics is being adopted for The Olstein Funds (the “Trust”) and Olstein Capital Management, L.P., (the “Adviser”), in compliance with the requirements of Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) and Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), to effectuate the purposes and objectives of those Rules.

Rule 17j-1 makes it unlawful for certain persons, including any officer, director or trustee of the Trust or Adviser, in connection with the purchase or sale by such person of a security “held or to be acquired” by the Trust:1

(1)	To employ any device, scheme or artifice to defraud the Trust;

(2)	To make any untrue statement of a material fact to the Trust or omit to state a material fact necessary in order to make the statements made to the Trust, in light of the circumstances in which they are made, not misleading;

(3)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Trust; or

(4)	To engage in any manipulative practice with respect to the Trust.

Rule 17j-1 also requires that the Trust and the Adviser each adopt a written code of ethics, which shall be approved by a majority of the Board of Trustees of the Trust (“Board of Trustees”) (including a majority of Independent Trustees), that contains provisions reasonably necessary to prevent certain persons from engaging in acts in violation of the above standard and shall use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code of Ethics.

Rule 204A-1 requires that the Adviser adopt a code of ethics that sets forth standards of conduct expected of advisory personnel and addresses conflicts of interest that may arise in connection with personal trading by advisory personnel. Rule 204A-1 also requires that the Adviser adopt a code of ethics that requires certain advisory persons to report certain of their personal securities transactions, including transactions in funds for which the Adviser acts as an investment adviser or sub-adviser.

[1]

A security “held or to be acquired” is defined in Rule 17j-1 as (a) if within the most recent fifteen (15) days it (i) is or has been held by the Trust, or (ii) is being or has been considered by the Trust or the Adviser for purchase by the Trust, and (b) any option to purchase or sell, and any security convertible into or exchangeable for, such a security.

Set forth below is the Code of Ethics adopted by the Board of Trustees and the Adviser in compliance with Rule 17j-1 and Rule 204A-1. This Code of Ethics is designed to promote compliance with the relevant legal and fiduciary obligations to which the Adviser is subject, and is based upon the principle that certain persons, including the trustees, officers and certain affiliated persons of the Trust and Adviser, owe a fiduciary duty to, among others, the shareholders of the Trust to conduct their affairs, including their personal securities transactions, in such manner as to minimize potential conflicts of interest and to avoid (i) serving their own personal interests ahead of shareholders; (ii) taking inappropriate advantage of their position with the Trust; and (iii) any actual conflicts of interest or any abuse of their position of trust and responsibility. It is a violation of this Code to interpose family, friends or any third party in an activity that would otherwise be prohibited by the Code with the intention of circumventing the Code’s provisions.

GENERAL POLICY REGARDING PERSONAL INVESTING IN EQUITIES

As a matter of general policy of the Trust and the Adviser, all employees of the Trust and the Adviser shall limit their personal investments in equity securities to investments in shares of one or more series of the Trust, other than: (i) investments in equity securities that are authorized options in the Trust’s or Adviser’s employer-sponsored retirement plan; and (ii) investments held by the employee at the time of the commencement of his or her employment with the Adviser. This policy is designed to positively align the interests of the employees of the Adviser with those of the Trust and the Adviser, and to avoid conflicts of interest, to prevent violations of the fiduciary duty owed to the Trust’s shareholders and the Adviser’s customers, and to reduce the risks associated with personal trading by employees addressed in Rule 17j-1 and Rule 204A-1.

If an employee desires to make investments in equity securities, other than those made through certain employer-sponsored retirement plans, which are not available through investments in the Trust, such investments may only be made after obtaining written approval (including e-mail) from the Compliance Department. The Compliance Officer (“CO”) shall monitor the personal investing of employees of the Trust and the Adviser to detect violations of this policy. The CO’s personal investing will be monitored by the Chief Compliance Officer (“CCO”) or Chief Financial Officer (“CFO”); the CCO’s personal investing will be monitored by the CFO or President. The CO, or any other officer, trustee or employee of the Adviser or the Trust, shall immediately report any potential violations of this policy to the CCO. Any non-Trust investments authorized by the Compliance Department under this policy are subject to this Code of Ethics. Trading by persons associated with the Adviser is also governed by the Adviser’s Insider Trading Policies and Procedures.

1.	DEFINITIONS

(a)

“Access Person” means: (i) any Advisory Person of the Trust or Adviser; or (ii) any Supervised Person of the Adviser (a) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund, or (b) who is involved making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

Note: As a practical matter, Access Persons will generally include the following: Trustees and Officers of Reportable Funds, Officers of the Adviser, and all employees of the Adviser.

(b)	“Advisory Person” means (i) any director, trustee, officer, general partner or employee of the Trust or Adviser (or of any company in a control relationship to the Trust or Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains current information regarding, the purchase or sale of a security by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Trust or Adviser who regularly obtains current information concerning recommendations made to the Trust with regard to the purchase or sale of a security by the Trust.

(c)	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

(d)	A security is “being considered for purchase or sale” or is “being purchased or sold” when a recommendation to purchase or sell the security has been made and communicated to the person responsible for trading, which includes when the Trust has a pending “buy” or “sell” order with respect to a security, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

(e)	“Beneficial Ownership” shall be as defined in, and interpreted in the same manner as it would be in determining whether a person is subject to the provisions of, Rule 16a-1(a)(2) pursuant to Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder which, generally speaking, encompass those situations where the beneficial owner has the right to enjoy some economic benefit from the ownership of the security. A person is normally regarded as the beneficial owner of securities held in the name of his or her spouse or children living in his or her household.

(f)	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

(g)	“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the U.S. Securities and Exchange Commission (the “SEC”) under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

(h)	“Independent Trustee” means a Trustee of the Trust who is not an “interested person” of the Trust within the meaning of Section 2(a)(19) of the 1940 Act.

(i)	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

(j)	“Investment Person” means (i) any Portfolio Manager of the Trust as defined in (l) below; (ii) securities analysts, traders and other personnel who provide information and advice to the Portfolio Manager or who help execute the Portfolio Manager’s decisions; (iii) any employee of the Trust or Adviser (or of any company in a control relationship to the Trust or Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Trust; or (iv) any natural person who controls the Trust or Adviser and who obtains information concerning recommendations made to the Trust regarding the purchase or sale of securities by the Trust.

(k)	“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

(l)	“Portfolio Manager” means an employee of the Adviser entrusted with the direct responsibility and authority to make investment decisions affecting a Reportable Fund, as defined below.

(m)	“Purchase or Sale of a Security” includes, among other things, the writing of an option to purchase or sell a Security.

(n)	“Reportable Fund” means:

(i)	Any investment company, or series thereof, for which the Adviser serves as an investment adviser or sub-adviser as defined in Section 2(a)(20) of the 1940 Act (“Managed Fund”); or

(ii)	Any investment company or series thereof whose investment adviser, sub-adviser or principal underwriter Controls, is Controlled by, or is under common Control with, the Adviser.

(o)

“Reportable Security” means a security as defined in Section 202(a)(18) of the Advisers Act[2]. Reportable Security as used herein shall also include any interest in unregistered investment companies or commodity futures or forward contracts. Reportable Securities do not include:

(i)	Direct obligations of the government of the United States;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)	Shares issued by registered, open-end investment companies other than those that are Reportable Funds or exchange-traded funds; and

(v)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

(p)	“Supervised Person” means any director, officer, partner or employee of the Adviser, any other person who provides advice on behalf of the Adviser and is subject to the Adviser’s supervision and control, and any other persons that the CCO may, in his or her discretion, deem to be subject to certain provisions of this Code of Ethics.

Note: As a practical matter, Supervised Persons will generally include all employees of the Adviser.

[2]

Section 202(a)(18) of the Advisers Act and Section 2(a)(36) of the 1940 Act both define “security” to mean any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into in a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

2.	STANDARDS OF BUSINESS CONDUCT

The Adviser requires that all Supervised Persons, in carrying out the operations of the Adviser, adhere to certain standards of business conduct. The standards of business conduct that the Adviser requires are designed to reflect the Adviser’s legal and fiduciary obligations to its clients.

(a)	Compliance with Laws, Rules and Regulations

The Adviser expects its Supervised Persons to comply with all laws, rules and regulations applicable to the Adviser’s operations and business. Supervised Persons should seek guidance whenever they are in doubt as to the applicability of any law, rule or regulation regarding any contemplated course of action.

Supervised Persons must comply with all applicable Federal Securities Laws. This means that Supervised Persons are not permitted to (a) defraud a client in any manner; (b) mislead a client in any manner, including by making a statement that omits material facts; (c) engage in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon a client; (d) engage in any manipulative practice with respect to a client; or (e) engage in any manipulative practice with respect to securities, including price manipulation.

(b)	Conflicts of Interest

Each Supervised Person of the Adviser should avoid any conflict of interest with regard to the Adviser and its clients. A “conflict of interest” occurs when an individual’s private interest interferes with the interests of the Adviser and/or the interests of its clients. Any conflict of interest that arises in a specific situation or transaction must be disclosed by the individual and resolved before taking any action.

3.	PROHIBITED TRANSACTIONS

(a)	No Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1.

(b)	No Access Person shall:

(i)	purchase or sell, directly or indirectly, any security in which he or she has or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale:

(A)	is being considered for purchase or sale by the Trust, or

(B)	is being purchased or sold by the Trust;

(ii)	disclose to other persons the securities activities engaged in or contemplated for the various portfolios of the Trust; or

(iii)	violate the Adviser’s Business Gift and Entertainment Policy (see Appendix 1 to this Code).

(c)	No Investment Person shall:

(i)	directly or indirectly acquire beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering, without prior written approval (including e-mail) of the Compliance Department or other officer of the Trust designated by the Board of Trustees. Any person authorized to purchase securities in an Initial Public Offering or a Limited Offering shall disclose that investment when they play a part in any subsequent consideration of an investment in the issuer by the Trust. In such circumstances, the Trust’s decision to purchase securities of the issuer shall be subject to independent review by the Chair of the Audit Committee of the Trust.

(ii)	profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within sixty (60) calendar days. Any profits realized on such short-term trades shall be subject to disgorgement to the Trust.

(iii)	serve on the board of directors of any publicly traded company without prior authorization of the Compliance Department. Any such authorization shall be based upon a determination that the board service would be consistent with the interests of the Trust and its shareholders.

(d)	No Portfolio Manager shall:

(i)	buy or sell a security within at least seven (7) calendar days before and after any Managed Fund that he or she manages trades in that security. Any profits realized on trades within the proscribed period are required to be disgorged to the Managed Fund.

4.	PERSONAL TRANSACTIONS IN REPORTABLE FUNDS

(a)

No Access Person (including the Independent Trustees), officer or employee of the Trust or the Adviser shall engage in excessive trading or market timing activities with respect to any Reportable Fund. For purposes of the foregoing, “market timing” shall be defined as a series of purchase and redemption transactions, regardless of size, in and out of the same Reportable Fund in a manner that the Compliance Department deems to be excessive.

(b)	Access Persons (including the Independent Trustees), officers and employees of the Trust or the Adviser are required to maintain holdings in a Reportable Fund for a minimum of sixty (60) calendar days before such persons are permitted to redeem their shares at a profit (the “Mandatory Holding Period”). Any redemption in violation of the Mandatory Holding Period that is not otherwise exempt or excepted from this policy will result in the required disgorgement of the profits to the Managed Fund resulting from the transaction.

(c)	The Mandatory Holding Period does not apply to systematic purchases of shares of a Reportable Fund, such as Automatic Investment Plans, purchases through payroll deductions, or similar transactions. Upon written request, submitted to the Compliance Department, the Compliance Department may, at its discretion, grant an exception to the Mandatory Holding Period for certain significant life events (e.g., marriage, education, purchase of a home, etc.). The CCO will report such exceptions to the Board of Trustees at its next regularly scheduled meeting.

(d)	An Access Person’s transactions in the Reportable Funds shall be reported to the Compliance Department pursuant to Section 6(d) of this Code and reviewed by the CO.

5.	EXEMPTED TRANSACTIONS

(a)	The prohibitions of Sections 3(b), 3(c) and 3(d) of this Code shall not apply to:

(i)	purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

(ii)	purchases or sales which are non-volitional on the part of either the Access Person or the Trust (e.g., tender offers, etc.);

(iii)	purchases or sales that are part of an Automatic Investment Plan (including a dividend reinvestment plan); and

(iv)	purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

6.	COMPLIANCE PROCEDURES

(a)	Pre-clearance

With the exception of the Independent Trustees, all Access Persons shall receive prior written approval (including e-mail) from the Compliance Department, or other officer of the Trust designated by the Board of Trustees, before (i) purchasing or selling Reportable Securities other than Managed Funds or municipal securities; or (ii) purchasing securities in an Initial Public Offering or a Limited Offering. With regard to approved purchases of Reportable Securities other than Managed Funds or municipal securities, the CO will retain a record of approval as well as the rationale supporting such approval.

(b)	Duplicate Confirmations and Account Statements

With the exception of the Independent Trustees, all Access Persons shall direct their brokers to supply to the CO on a timely basis, duplicate copies of the confirmation of all personal transactions in Reportable Securities (including Managed Funds and municipal securities) and copies of all periodic statements for all securities accounts.

(c)	Disclosure of Personal Holdings (Initial and Annual Reports)

All Access Persons, with the exception of Independent Trustees, shall report and disclose to the CO, all personal holdings of Reportable Securities (including Managed Funds and municipal securities) upon commencement of their employment with the Trust or Adviser, as the case may be, and thereafter on an annual basis. This Initial Report shall be made on the form attached hereto as Exhibit A and the Annual Report shall be made on the form attached hereto as Exhibit B. Access Persons shall also provide in each report the name of any broker, dealer or bank with whom the Access Person maintained or maintains an account in which any securities were or are held for the direct or indirect benefit of the Access Person; provided, however, that an Access Person shall not be required to make such a report with respect to any account over which such person does not have any direct or indirect influence.

(i)	Initial Reports shall be made no later than ten (10) calendar days after the person becomes an Access Person and provide information that is current as of a date no more than forty-five (45) calendar days prior to the date the person becomes an Access Person.

(ii)	Annual Reports shall be submitted within thirty (30) calendar days after the end of each calendar year and provide information on personal holdings of Reportable Securities (including Managed Funds and municipal securities) that is current as of a date no more than forty-five (45) calendar days before the date such Annual Report is submitted.

(d)	Quarterly Reporting Requirements

(i)	Every Access Person shall report to the CO the information described in Section 6(d)(iii) of this Code with respect to transactions in any Reportable Security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the Reportable Security; provided, however, that an Access Person shall not be required to include in such reports: (A) transactions effected for any account over which such person does not have any direct or indirect influence; (B) information that duplicates information contained in broker trade confirmations or account statements provided to the CO in accordance with Section 6(b) of this Code; or (C) transactions effected pursuant to Automatic Investment Plans.

(ii)	An Independent Trustee need only report a transaction in a Reportable Security if such trustee, at the time of that transaction knew, or, in the ordinary course of fulfilling his or her official duties as a trustee, should have known that, during the fifteen (15) day period immediately preceding or after the date of the transaction by the trustee, such Reportable Security was purchased or sold by the Trust or was being considered for purchase or sale by the Trust or the Adviser. Such reports will include the information described in Section 6(d)(iii) of this Code.

(iii)

Reports required to be made under this Section 6(d) shall be made not later than thirty (30) calendar days after the end of the calendar quarter in which the transaction(s) to which the report relates was effected. Every Access Person, with the exception of the Independent Trustees (unless required by Section 6(d)(ii) above), shall be required to submit a report for all periods, including those periods in which no transactions in Reportable Securities were effected. Access Persons shall also provide in each report the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities are held for the direct or indirect benefit of the Access Person and the date the account was established. A report shall be made on the form attached hereto as Exhibit C or on any other form containing the following information:

(A)	the date of the transaction, the title, the interest rate and maturity date (if applicable), and the number of shares, and the principal amount of each security involved;

(B)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(C)	the price at which the transaction was effected;

(D)	the name of the broker, dealer or bank with or through whom the transaction was effected; and

(E)	the date that the report is submitted.

(iv)	Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

(e)	Annual Certification of Compliance with Code of Ethics

Each Access Person, including Independent Trustees, shall certify annually that:

(i)	he or she has read and understands the Code of Ethics and recognizes that he or she is subject thereto;

(ii)	he or she has complied with the requirements of the Code of Ethics; and

(iii)	he or she has reported all personal transactions in Reportable Securities required to be reported pursuant to the requirements of this Code of Ethics.

(f)	Conflict of Interest

Each Access Person shall notify in writing the CCO of any personal conflict of interest relationship which may involve the Trust, such as the existence of any economic relationship between his or her transactions and securities held or to be acquired by any Managed Fund.

(g)	Notification and Acknowledgment

The CO shall notify in writing (including e-mail) each Supervised Person that he or she is subject to the provisions of this Code of Ethics, and shall deliver a copy of this Code of Ethics and any subsequent amendments hereto to each Supervised Person. Each Supervised Person annually will provide the CO with a written acknowledgement of their receipt of this Code of Ethics and any subsequent amendments hereto.

(h)	Review of Reports

The CO shall review the initial, annual and quarterly holding reports, as well as the trade confirmations and transaction statements submitted to the Compliance Department by Access Persons as soon as practicable after the submission of such reports to the Compliance Department to determine compliance with this Code of Ethics.

7.	REPORTING OF VIOLATIONS TO THE CCO AND/OR THE BOARD OF TRUSTEES

(a)	The CO, or any other officer, trustee or employee of the Adviser or the Trust, shall immediately notify the CCO of any potential violations of this Code of Ethics. The CCO shall report to the Board of Trustees on a quarterly basis all material violations of this Code of Ethics and any sanctions imposed in response.

(b)	When the CCO finds that a transaction otherwise reportable to the Board of Trustees under Paragraph (a) of this Section 7 could not reasonably be found to have resulted in a fraud, deceit or manipulative practice in violation of Rule 17j-1(a), he or she may, in his or her discretion, include a written explanation of such finding in the quarterly report made pursuant to this Code of Ethics (in lieu of reporting the transaction to the Board of Trustees).

8.	ANNUAL REPORTING TO THE BOARD OF TRUSTEES

The CCO shall prepare an annual written report relating to this Code of Ethics to the Board of Trustees. Such annual report shall:

(a)	summarize any changes in the procedures made during the past year;

(b)	describe any issues arising under the Code of Ethics or procedures since the last report to the Board of Trustees including, but not limited to, information about material violations of the Code of Ethics or procedures and sanctions imposed in response to the material violations;

(c)	identify any recommended changes in the existing restrictions or procedures based upon the experience of the Trust and Adviser under the Code of Ethics, evolving industry practices or developments in applicable laws or regulations; and

(d)	certify that the Trust and Adviser have adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

9.	SANCTIONS

Upon discovering a violation of this Code of Ethics, the CCO may impose such sanctions as he or she deems appropriate, including, among other things, a letter of censure or a recommendation to management (subject to approval by the Board of Trustees in appropriate cases) for the suspension or termination of the employment of the violator.

10.	RETENTION OF RECORDS

The following records related to this Code of Ethics will be maintained by the CO:

(a)	The Code of Ethics and a copy of each Code of Ethics that has been in effect at any time during the last five (5) years;

(b)	each memorandum made by the Compliance Department hereunder and a record of any violation hereof and any action taken as a result of such violation for five (5) years from the end of the fiscal year in which the violation occurred;

(c)	a record of all written acknowledgements of receipt of this Code of Ethics and any amendments hereto for each person who currently is, or at any time during the past five (5) years was, a Supervised Person. Such records are to be maintained for five (5) years after the individual ceases to be a Supervised Person;

(d)	a copy of each report (including any brokerage confirmations or account statements provided in lieu of any such report) made by any Supervised Person hereunder;

(e)	a list of all persons who currently are, or at any time during the last five years were, Access Persons;

(f)	a list of all persons who were responsible for reviewing such reports at any time during the last five years;

(g)	a record of any decision and the rationale supporting the decision to approve the purchase of Reportable Securities (excluding Managed Funds and municipal securities) by Access Persons; and

(h)	a copy of each written annual report to the Board of Trustees.

Exhibit A

THE OLSTEIN FUNDS

OLSTEIN CAPITAL MANAGEMENT, L.P.

CODE OF ETHICS

INITIAL REPORT

To the Compliance Officer:

1.	I hereby acknowledge receipt of a copy of the Code of Ethics for The Olstein Funds (the “Trust”) and Olstein Capital Management, L.P. (the “Adviser”).

2.	I have read and understand the Code of Ethics and recognize that I am subject to it in the capacity of an “Access Person.”

3.	Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve the Trust or the Adviser, such as any economic relationship between my transactions and securities held or to be acquired by the Trust or any of its Series.

4.	The information on this form is current as of , which is a date no more than forty-five (45) calendar days prior to the date I became an Access Person.

5.	As of the date below, which such date is no later than ten (10) calendar days after I became an Access Person, as that term is defined in the Code of Ethics, I had a direct or indirect beneficial ownership* in the following Reportable Securities (please note that Independent Trustees are not required to report personal securities holdings):

Name of Security	Exchange Ticker Symbol or CUSIP Number	Number of Securities and Principal Amount (if applicable)	Type of Interest (Direct or Indirect)

6.	I hereby represent that as of the date this report is submitted I maintain only the following account(s) in which any securities are held for my direct or indirect benefit with the brokers, dealers or banks listed below (please note that Independent Trustees are not required to provide the information required by this item).

Name and Address of Broker/Dealer or Bank Maintaining Account	Account Number	Date Established

Signature:

Print Name:

Title:

Date Submitted:

*	Beneficial ownership also includes securities held in the name of your spouse or children living in your household.

A-1

Exhibit B

THE OLSTEIN FUNDS

OLSTEIN CAPITAL MANAGEMENT, L.P.

CODE OF ETHICS

ANNUAL REPORT

To the Compliance Officer:

1.	I have read and understand the Code of Ethics for The Olstein Funds (the “Trust”) and Olstein Capital Management, L.P. (the “Adviser”) and recognize that I am subject to it in the capacity of an “Access Person.”

2.	I hereby certify that, during the year ended December 31, , I have: (a) complied with the requirements of the Code of Ethics; (b) reported all securities transactions required to be reported pursuant to the Code of Ethics; (c) submitted this report within thirty (30) calendar days after the end of the calendar year; and (d) the information provided on this form is current as of a date no more than forty-five (45) calendar days before the date this report has been submitted.

3.	Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve the Trust, such as any economic relationship between my transactions and securities held or to be acquired by the Trust or any of its Series.

4.	As of December 31, , I had a direct or indirect beneficial ownership* in the following Reportable Securities (please note that Independent Trustees are not required to report personal securities holdings):

Name of Security	Exchange Ticker Symbol or CUSIP Number	Number of Securities and Principal Amount (if applicable)	Type of Interest (Direct or Indirect)

5.	I hereby represent that I maintain only the account(s) listed below in which any securities are held for my direct or indirect benefit with the brokers, dealers or banks listed below (please note that Independent Trustees are not required to provide the information required by this item).

Name and Address of Broker/Dealer or Bank Maintaining Account	Account Number	Date Established

Signature:

Print Name:

Title:

Date Submitted:

*	Beneficial ownership also includes securities held in the name of your spouse or children living in your household.

Exhibit C

THE OLSTEIN FUNDS

OLSTEIN CAPITAL MANAGEMENT, L.P.

CODE OF ETHICS

Securities Transactions Report

For the Calendar Quarter Ended:

To the Compliance Officer:

1.	During the quarter referred to above, the following transactions were effected in Reportable Securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics adopted by The Olstein Funds (the “Trust”) and Olstein Capital Management, L.P. (the “Adviser”). (Note to Independent Trustees—You need only report a transaction in a security if, at the time of that transaction you knew, or in the ordinary course of fulfilling your official duties as a trustee should have known, that during the 15-day period immediately preceding or after the date of your transaction, such Security was purchased or sold by the Trust or was being considered for purchase or sale by the Trust or the Adviser).

Name of Security (including interest rate, maturity date and principal amount, if applicable)	Date of Transaction	Number of Shares	Price	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Name and Address of Broker, Dealer or Bank Through Which Effected

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

2.	I hereby represent that I maintained only the following brokerage accounts listed below, in which any securities were held during the quarter referenced above for my indirect or direct benefit:

Name and Address of Broker/Dealer or Bank Maintaining Account	Account Number	Date Established

Except as noted in this report, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve the Trust or the Adviser, such as the existence of any economic relationship between my transactions and securities held or to be acquired by the Trust or any of its Series. I also certify that I have submitted this report not later than thirty (30) calendar days after the end of the calendar quarter in which the reported transactions were effected.

Signature:

Print Name:

Title:

Date Submitted:

C-1

Appendix 1

Olstein Capital Management, L.P.

Business Gift and Entertainment Policy

I.	Introduction

Olstein Capital Management, L.P. (“Olstein”) has adopted this Business Gift and Entertainment Policy (“Policy”) to ensure that Olstein personnel, in carrying out their duties: (1) act in accordance with high ethical standards; (2) meet or exceed applicable legal and regulatory requirements with respect to the giving and receiving of gifts and entertainment; and (3) avoid conflicts of interest that may result from the giving or receiving of gifts or entertainment.

For purposes of this Policy, the distinction between a “gift” and “entertainment” is an important one. Generally, as used throughout this Policy, the term “gift” refers to items that are accepted from or given to any person primarily as a result of a business relationship. “Entertainment” means any event, meal or activity whose primary purpose is business-related and is offered by and attended by a person who himself or herself or through his or her employer or affiliate has a current or prospective business relationship with Olstein or The Olstein Funds (the “Trust”). If the person or entity paying for the entertainment does not have a person or representative attending the event, the event constitutes a “gift” subject to the gift policy.

II.	Applicable Laws and Regulations

As an investment adviser, Olstein owes general fiduciary duties to its advisory clients (such as the Trust) that are relevant when considering Olstein’s receipt of gifts and/or entertainment. There is no specific federal securities law or requirement stating that an adviser must have a gift and entertainment policy. As a broker-dealer, Olstein also is subject to the Financial Industry Regulatory Authority (“FNRA”) rules that govern the giving and receiving of gifts and entertainment in certain circumstances.

In addition, the Investment Company Institute’s Advisory Group Report on Personal Investing has recommended that mutual fund codes of ethics prohibit “investment personnel” (those responsible for managing the fund’s investments) from receiving any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the fund. This recommendation was intended to parallel FINRA Conduct Rule 2830, and to avoid potential conflicts of interest.

III.	Policy

A.	General Prohibitions

No employee may accept any business gifts or entertainment relating to Olstein’s business unless permitted in this Policy or pre-approved in writing by the Compliance Department or senior management. Before accepting any business gift or entertainment, all employees should use their judgment and consider whether their receipt of such gift or entertainment is consistent with both the letter and the objectives of this Policy. If an Olstein employee has any questions as to the propriety of a specific business gift or entertainment event, the employee should contact the Compliance Department or senior management prior to acceptance.

As a matter of general policy, Olstein personnel are prohibited from:

•	Accepting any gift or entertainment that is conditioned upon any future or continuing business relationship with Olstein or the Trust;

•	Soliciting any gift or entertainment;

•	Giving or accepting any gift or entertainment that would create the appearance of compromising judgment or creating a conflict of interest; and

•	Giving any gift or entertainment to Federal governmental officials, employees or their agents.

B.	Limitations on Receipt of Business Gifts

Olstein personnel are prohibited from accepting any business gift:

•

with a value greater than $100 per person per calendar year from any person or entity that does business with the Trust or Olstein where Olstein has the power to spend client funds to hire the person or entity, or recommend that the person or entity be hired (such as brokers or dealers that execute trades on behalf of clients, Trust service providers, Trust counsel, etc.);

•	of cash or securities;

•	with a value greater than $100 per person per calendar year in connection with the sale and distribution of investment company securities (pursuant to FINRA Rule 2830); or

•	preconditioned on the achievement of a sales target (pursuant to FINRA Rule 2830).

C.	Limitations on Receipt of Business Entertainment

Olstein personnel may accept or participate in “reasonable and customary” business entertainment such as an occasional meal, round of golf, sporting event, theater production or comparable entertainment event, so long as it is neither so frequent nor so extensive as to raise any question of propriety and is not preconditioned on the achievement of a sales target.

D.	Limitations on Providing Business Gifts or Entertainment

Olstein personnel:

•

may not directly or indirectly make payments or offers of payments of any non-cash compensation (including gifts or entertainment) in connection with the sale and distribution of investment company shares, including non-cash compensation paid in connection with sales contests (pursuant to FINRA Rule 2830);

•

may not directly or indirectly give anything of value in excess of $100 per person per calendar year to an employee of another business when the gift is in relation to the employee firm’s business (pursuant to FINRA Rule 3060); and

•

may provide “reasonable and customary” business entertainment such as an occasional meal, round of golf, sporting event, theater production or comparable entertainment event, so long as it is neither so frequent nor so extensive as to raise any question of propriety and is not preconditioned on the achievement of a sales target.

E.	Guidelines

Olstein employees are responsible for using good judgment and common sense to differentiate between proper and improper gifts and entertainment, and if an employee has any questions regarding whether a specific gift or entertainment is appropriate, he or she is required to consult with the Compliance Department or senior management. However, employees can use the following guidelines to help them determine the types of gifts and entertainment that are appropriate. These guidelines are examples only, and are not intended to be an exhaustive list. Furthermore, whether a particular gift or entertainment is appropriate depends upon the specific facts and circumstances surrounding the gift or entertainment, including other gifts and entertainment that the employee has provided to or received from the same individual or entity.

a.	To be considered entertainment, usually one or more persons from the firm providing the entertainment must attend the event. Therefore, tickets to an event where a person from that firm doesn’t attend the event with the recipient usually should be considered a gift.

b.	A gift or entertainment usually should be valued at the higher of cost or market value. However, a ticket to an event usually should be valued at the higher of cost or face value.

c.	An employee can only accept or give a gift or entertainment that would be an appropriate reimbursable business expense.

d.	An employee cannot accept or give a gift or entertainment that would be embarrassing to the firm, injurious to its reputation or put the firm in a bad light, such as trips to strip clubs, gambling establishments, etc.

e.	An employee cannot accept or give cash, personal loans, securities or deals on securities offerings.

f.	An Olstein employee usually cannot accept trips, vacations, hotel rooms or rides on a corporate or personal plane or helicopter unless prior approval was received and the costs reimbursed.

g.	An employee usually must receive pre-approval for entertainment provided to or received from the same person or entity after the fourth entertainment event in the same calendar year.

h.	An employee cannot circumvent this Policy by directing gifts or entertainment that would otherwise be prohibited by this Policy to his or her family or friends or the family or friends of a client, prospect or entity with which Olstein does business.

i.	Prizes won in a raffle (such as at a conference) normally are not considered gifts under this Policy, so long as the value of the prize is not so exorbitant that it raises questions of propriety, and do not have to be reported.

j.	Gifts of de minimis value (such as pens, notepads or modest desk ornaments), promotional items of nominal value that display a firm’s logo (such as umbrellas, tote bags or shirts) and solely decorative items commemorating a business transaction (even if they cost more than $100) (such as plaques or Lucite cubes) usually are not considered gifts under of this Policy so long as the value is not so exorbitant that it raises questions of propriety, and do not have to be reported.

F.	Pre-Approval and Documentation of Exceptions

Exceptions to the provisions of this Policy require the prior written approval of the Compliance Department or senior management. In unusual circumstances exceptions may be approved in writing after the gift or entertainment has been given or received. A person cannot approve or pre-approve his or her own actions under this Policy. Any exceptions granted under this Policy by the Compliance Department or senior management must be documented in writing and reported to the Trust’s Board of Trustees.

IV.	Compliance Procedures

A.	Quarterly Gift and Entertainment Report and Certification

Each employee must submit to the Compliance Officer a Gift and Entertainment Report (see Attachment A) within thirty (30) calendar days of the end of a calendar quarter itemizing each business gift and entertainment that he or she gave or received during the calendar quarter. In addition, each employee must certify that he or she complied with this Gift and Entertainment Policy during that quarter, or provide details of any variance from the Policy, and certify that he or she has completely and accurately completed the Gift and Entertainment Report. The

Compliance Officer will review each employee’s certification quarterly and will notify senior management in writing of any violations of this Policy or of any items or patterns that arise on an individual or firm-wide basis which may cause concern.

B.	Responsibility for Recipient’s Policies

Each employee is responsible for ascertaining and complying with any restrictions concerning his or her recipient’s acceptance of a gift or entertainment.

ATTACHMENT A

THE OLSTEIN FUNDS

OLSTEIN CAPITAL MANAGEMENT, L.P.

CODE OF ETHICS

Gift and Entertainment Report

For the Calendar Quarter Ended:

To the Compliance Officer:

During the quarter referred to above, the following gifts and entertainment were received by me or given by me to another person or entity and are required to be reported pursuant to the Code of Ethics adopted by the Trust and Adviser.

Date of Gift or Entertainment	Gift or Entertainment Details (specify whether gift or entertainment, and describe)	Given To/ Received From (include company name)	Business Relationship[3]	Attendees	Approximate Value	Who Paid	Pre-Approval Required? (If so, provide name of approver)

I hereby certify that I have completely and accurately disclosed in this Report all gifts and entertainment that I have received or provided during this quarter and that are required to be disclosed by the Code of Ethics. I also certify that I have submitted this Report not later than thirty (30) calendar days after the end of the calendar quarter in which the reported gifts and entertainment were received or provided.

Signature:

Print Name:

Title:

Date

[3]	FC – fiduciary client; NFC – non-fiduciary client; V – vendor who is not a broker or dealer; SP – service provider, including broker or dealer.